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                                                                   Exhibit 10.43

                                                                  EXECUTION COPY


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                        NOBEL LEARNING COMMUNITIES, INC.

                         SERIES E CONVERTIBLE PREFERRED

                            STOCK PURCHASE AGREEMENT

                                   DATED AS OF
                                  JUNE 17, 2003


                                FUNDS PROVIDED BY

                    CAMDEN PARTNERS STRATEGIC FUND II-A, L.P.
                    CAMDEN PARTNERS STRATEGIC FUND II-B, L.P.

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                                Table of Contents
                                -----------------

ARTICLE I   AUTHORIZATION AND SALE OF SERIES E
     PREFERRED STOCK...........................................................1

     1.1    Authorization of Series E Preferred Stock..........................1
     1.2    Sale of Series E Preferred Stock...................................1
     1.3    Proceeds...........................................................1
     1.4    Closing............................................................1
     1.5    Subsequent Sale of Series E Preferred Stock........................2

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................2

     2.1    Organization.......................................................2
     2.2    Qualification......................................................3
     2.3    Power and Authority................................................3
     2.4    Enforceability.....................................................3
     2.5    Orders; Decrees; Judgments.........................................4
     2.6    Non-Contravention..................................................4
     2.7    Company's Business.................................................4
     2.8    Title..............................................................4
     2.9    Taxes..............................................................4
     2.10   SEC Filings; Financial Condition...................................5
     2.11   Absence of Certain Changes or Events...............................5
     2.12   Absence of  Litigation.............................................6
     2.13   Material Contracts.................................................7
     2.14   Management History.................................................8
     2.15   Company Affiliates and Subsidiaries................................8
     2.16   Investment Company Act.............................................8
     2.17   Environmental Legal Compliance.....................................8
     2.18   Employee Benefit Matters...........................................9
     2.19   Employees..........................................................9
     2.20   Transactions with Affiliates......................................10
     2.21   Insurance.........................................................10
     2.22   Compliance with Laws; Regulatory Approval.........................10
     2.23   Intellectual Property.............................................11
     2.24   Accounting........................................................11
     2.25   Consents..........................................................11
     2.26   Offering of Shares................................................11
     2.27   Status of Shares..................................................12
     2.28   Disclosure........................................................12
     2.29   Change of Control.................................................12

ARTICLE III REPRESENTATIONS AND WARRANTIES OF INVESTORS.......................12

     3.1    Power and Authority...............................................12

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     3.2    Enforceability....................................................12
     3.3    Non-Contravention.................................................13
     3.4    Purchase Entirely for Own Account.................................13
     3.5    Investment Experience.............................................13
     3.6    Accredited Investor...............................................13
     3.7    Restricted Securities.............................................13
     3.8    Company Information...............................................13
     3.9    Residence.........................................................14

ARTICLE IV  COVENANTS AND OTHER AGREEMENTS....................................14

     4.1    Transfer of Shares................................................14
     4.2    Information Rights................................................14
     4.3    Notice of Default.................................................15
     4.4    Election of Directors.............................................16
     4.5    CEO Search Committee..............................................16
     4.6    Pre-Emptive Rights................................................16
     4.7    Insurance.........................................................17

ARTICLE V   CONDITIONS TO CLOSING.............................................18

     5.1    Conditions of Investors' Obligations at Closing...................18
     5.2    Conditions of the Company's Obligations at Closing................19

ARTICLE VI  MISCELLANEOUS.....................................................19

     6.1    Successors and Assigns............................................19
     6.2    Governing Law.....................................................20
     6.3    Counterparts......................................................20
     6.4    Titles and Subparts...............................................20
     6.5    Notices...........................................................20
     6.6    Finder's Fee......................................................20
     6.7    Expenses..........................................................21
     6.8    Amendments and Waivers............................................21
     6.9    Severability......................................................21
     6.10   Publicity.........................................................21
     6.11   Entire Agreement..................................................21

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                                    Exhibits
                                    --------

Exhibit "A"      Certificate of Designation

Exhibit "B"      Disclosure Schedules

Exhibit "C"      Form of Legal Opinion of Morgan, Lewis & Bockius LLP

Exhibit "D"      Registration Rights Agreement

Exhibit "E"      Management Rights Letter


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             SERIES E CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT
             -------------------------------------------------------

     This SERIES E CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT (as the same from time to time may be amended, supplemented or waived, this "Agreement") is made as of the 17th day of June, 2003, by and among Nobel Learning Communities, Inc., a Delaware corporation (the "Company"), Camden Partners Strategic Fund II-A, L.P., a Delaware limited partnership ("Camden II-A'), Camden Partners Strategic Fund II-B, L.P., a Delaware limited partnership ("Camden II-B" and together with Camden II-A, "Camden") and each of the other individuals and/or entities listed on Schedule A attached hereto and incorporated by reference herein (together with Camden, and including any Subsequent Investors (as defined in Section 1.5) following a Subsequent Closing (as defined in Section 1.5), each an "Investor" and collectively, the "Investors").

     In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound by the terms and conditions of this Agreement, the parties hereto agree as follows:

                                    ARTICLE I
               AUTHORIZATION AND SALE OF SERIES E PREFERRED STOCK
               --------------------------------------------------

     1.1 Authorization of Series E Preferred Stock. The Company has duly authorized the sale and issuance of up to 1,555,556 shares of its Series E Convertible Preferred Stock, $0.001 par value per share (the "Series E Preferred Stock"), having the rights, restrictions, privileges and preferences set forth in the Certificate of Designation therefor, a copy of which is attached hereto as Exhibit "A" (the "Certificate"). The Company has, or on or before the Closing (as defined below) will have, designated the terms of the Series E Preferred Stock by filing the Certificate with the Secretary of State of the State of Delaware.

     1.2 Sale of Series E Preferred Stock. Subject to the terms and conditions of this Agreement, at the Closing (or Subsequent Closing) the Company shall sell and issue to the Investors, and each of the Investors, severally and not jointly, shall purchase from the Company, at a purchase price (the "Purchase Price") of $4.50 per share, the number of shares of Series E Preferred Stock set forth opposite such Investor's name on Schedule A hereto and totaling 1,555,556 shares of Series E Preferred Stock (the "Shares"), for an aggregate Purchase Price of $7,000,000, payable as set forth in Section 1.4.

     1.3 Proceeds. Proceeds from the sale of the Series E Preferred Stock will be used as set forth in Section 3 to the Fifth Amendment, dated May 23, 2003, to the Amended and Restated Loan and Security Agreement, dated March 9, 1999, and for working capital and other general corporate purposes.

     1.4 Closing. The closing of the sale and purchase of the Series E Preferred Stock pursuant to this Agreement (the "Closing") shall take place at the headquarters of the Company, 1615 West Chester Pike, West Chester, PA 19382, on June 17, 2003, or at such other time, date, and place as are mutually agreeable to the Company and Camden. The date of the Closing is hereinafter referred to as the "Closing Date." At the Closing (or applicable Subsequent

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Closing), the Company shall deliver to each Investor a certificate representing the number of shares of Series E Preferred Stock set forth opposite such Investor's name on Schedule A hereto registered in the name of such Investor. At the Closing (or Subsequent Closing), the Investors shall pay their respective purchase price for the Series E Preferred Stock by wire transfer or other method acceptable to the Company.

     1.5 Subsequent Sale of Series E Preferred Stock. The Company may sell up to the balance of the authorized number of shares of the Series E Preferred Stock not sold at the Closing to such purchaser(s) satisfactory to both the Company and Camden (each a "Subsequent Investor") at a price not less than $4.50 per share, provided that all such sales are consummated on or before July 18, 2003. Any such Subsequent Investor shall become a party to (i) this Agreement, and (ii) the Rights Agreement. Each Subsequent Investor shall deliver the purchase price for the shares of the Series E Preferred Stock at the time of purchase thereof (a "Subsequent Closing"), and the Company shall deliver to each Subsequent Investor a certificate representing the number of shares of Series E Preferred Stock to be purchased and, at the applicable Subsequent Closing, each Subsequent Investor and the Company shall deliver counterpart signature pages to this Agreement and to the Rights Agreements.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

     Except as disclosed in the Disclosure Schedules attached hereto as Exhibit "B," the Company represents and warrants to each of the Investors as follows:

     2.1  Organization.

          (a) The Company and each of the Company Subsidiaries (as that term is defined in Section 2.15) is a corporation or other legal entity either duly organized or formed, as applicable, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, as applicable. The Company has heretofore provided or made available to the Investors a complete and correct copy of the Company's certificate of incorporation and bylaws, as the same have been amended and supplemented (collectively, the "Company Constituent Documents"). All of the Company Constituent Documents are in full force and effect as of the date hereof and the Company is not in violation of any of the provisions of the Company Constituent Documents.

          (b) The authorized capital stock of the Company (immediately prior to the Closing) consists of (i) 20,000,000 shares of Common Stock, $0.001 par value per share, of which 6,612,109 shares are issued and outstanding, and (ii) 10,000,000 shares of Preferred Stock, $0.001 par value per share, of which (A) 2,500,000 shares are classified as Series A Convertible Preferred Stock, of which 1,023,694.11 shares are issued and outstanding, (B) 120,000 shares are classified as Series A Junior Preferred Stock, of which 120,000 shares are reserved for issuance (but not issued and outstanding) in connection with that certain Rights Agreement, dated as of May 16, 2000 (as amended and in effect as of the date hereof, the "Company Rights Agreement") between the Company and StockTrans, Inc., a Pennsylvania corporation, as Rights Agent, (C) 2,500,000 shares are classified as Series C Convertible Preferred Stock, of which 2,499,940 shares are issued and outstanding; (D) 1,063,830 shares are

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classified as Series D Convertible Preferred Stock, of which 1,063,830 shares are issued and outstanding; and (E) 1,994,445 shares are classified as Series E Convertible Preferred Stock, of which no shares are issued and outstanding.

          (c) All of the issued and outstanding shares of Common Stock and Preferred Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Section 2.1 of the Disclosure Schedules or provided in this Agreement, as of the date hereof, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to which the Company is a party to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) there is no commitment of the Company to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, and (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. Except as provided in this Agreement or as disclosed in the Disclosure Schedules, no person or entity is entitled to (x) any preemptive or similar right with respect to the issuance of any capital stock of the Company, or (y) any rights with respect to the registration of any capital stock of the Company under the Securities Act. All of the issued and outstanding shares of Common Stock and Preferred Stock have been offered, issued and sold by the Company in compliance with applicable Federal and state securities laws.

     2.2 Qualification. The Company is duly qualified to conduct business as it is currently being conducted and is in good standing as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualification, except where failure to be so qualified or in good standing would not reasonably be expected to have a materially adverse effect on the Company's business or financial condition, and except as set forth in Section 2.2 of the Disclosure Schedules.

     2.3 Power and Authority. The Company has all requisite corporate power and authority to enter into and deliver this Agreement and each of the Rights Agreement (as defined below) and the Rights Letter (as defined below, and together with the Rights Agreement, the "Related Agreements"), and to carry out the provisions of this Agreement and each of the Related Agreements. The Company has taken all corporate action necessary for the execution and delivery of this Agreement and each of the Related Agreements and for the performance by Company of each of its obligations hereunder and thereunder, as evidenced by the resolution(s) of the Company's Board of Directors and the Special Committee thereof.

     2.4 Enforceability. Upon execution and delivery by each of the parties thereto, this Agreement and each of the Related Agreements shall be the legal, valid and binding obligations of the Company, to the extent the Company is a party thereto and shall be enforceable against the Company in accordance with its respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (c) to the extent the indemnification provisions contained in the Rights Agreement may be limited by applicable federal or state securities laws.

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     2.5  Orders; Decrees; Judgments. Except as set forth in Section 2.5 of the
Disclosure Schedules, there are no outstanding orders, judgments, writs, injunctions or decrees of any court, government agency or arbitration or mediation panel or tribunal against or affecting the Company or the Company Subsidiaries or any of the other properties, assets or business of the Company or the Company Subsidiaries, except where the same has not had or would not reasonably be expected to have a materially adverse effect on the Company's business or financial condition or would not reasonably be expected to prohibit the Closing.

     2.6 Non-Contravention. Except as set forth in Section 2.6 of the Disclosure Schedules, the Company is not in breach of, default under, or in violation of: (a) any law, decree, or order of any Government Entity which would reasonably be expected to materially and adversely affect, individually or in the aggregate, the Company or the Company Subsidiaries, or (b) any deed, lease, loan agreement, commitment, bond, note, deed of trust, restrictive covenant, license, indenture, contract, or other agreement, instrument or obligation to which the Company or the Company Subsidiaries are a party or by which they are bound or to which any of their respective assets are subject, except where such breach, default or violation would not have a material and adverse effect, individually or in the aggregate, on the Company's or the Company Subsidiaries' business or financial condition. Neither the execution and delivery of this Agreement and the Related Agreements nor the performance by the Company of its respective obligations hereunder and thereunder will cause any such breach, default or violation or will require the consent or approval of any court, governmental or regulatory agency or body, except as expressly contemplated by the terms of this Agreement or as set forth on Section 2.6 of the Disclosure Schedule.

     2.7 Company's Business. The Company and the Company Subsidiaries are primarily engaged in the business of operating educational institutions and child care facilities.

     2.8 Title. Except as described in Section 2.8 of the Disclosure Schedules, the Company and each of the Company Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their respective properties and assets, real, personal and mixed, owned, used or held for use in its business, free and clear of any liens except (a) statutory liens, security interests, mortgages, charges or encumbrances arising out of operation of law with respect to a liability incurred in the ordinary course of business and which is not delinquent or is not material, (b) such liens, security interests, mortgages, charges or encumbrances and other imperfections of title as do not materially detract from the value or impair the use of the property subject thereto, (c) liens for taxes not yet subject to penalties for nonpayment of which are being actively contested in good faith by appropriate proceedings, provided that there are adequate reserves for any such liens set forth on the face of the Company Balance Sheet (as that term is defined in Section 2.10(b)), (d) mechanics', materialmen's, workmen's, warehousemen's, carrier's repairmen's, landlords' or other like liens and security obligations that are not delinquent or that are not material, and (e) as reflected in the financial statements contained in the Company SEC Reports filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents").

     2.9 Taxes. Except as set forth in Section 2.9 of the Disclosure Schedules, the Company has filed all federal, state and local tax returns which are required to be filed by it, and the Company has duly paid or fully reserved for all taxes or installments thereof (including any

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interest or penalties) as and when due pursuant to the filed returns or pursuant to any levy or assessment received by the Company. Except as set forth in
Section 2.9 of the Disclosure Schedules, the Company has not: (a) been a partner in a partnership or an owner of an interest in an entity treated as a partnership for federal income tax purposes; (b) executed or filed with the Internal Revenue Service any consent to have the provisions of Section 341(f) of the Internal Revenue Code of 1986, as amended ("Code") apply to it; (c) been subject to Section 999 of the Code; or (d) been a party to any agreement relating to the sharing, allocation or payment of, or indemnity for, taxes. The Company is not a United States real property holding corporation as defined in
Section 897(c)(2) of the Code.

     2.10 SEC Filings; Financial Condition.

          (a) Except as set forth in Section 2.10 of the Disclosure Schedule, the Company has timely filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since June 30, 2000, including (i) all annual reports on Form 10-K, (ii) all quarterly reports on Form 10-Q, (iii) all proxy statements relating to meetings of stockholders (whether annual or special), (iv) all reports on Form 8-K, and (v) all other reports or registration statements (collectively, the "Company SEC Reports"). The Company SEC Reports were, at the time filed, prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in each case the published rules and regulations of the SEC thereunder, each as applicable to such Company SEC Reports and did not as of the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were and will be made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act. To the knowledge of the Company, there is no material unresolved violation of the Exchange Act or the published rules and regulations of the SEC asserted by the SEC with respect to the Company SEC Reports.

          (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with the published rules and regulations of the SEC and United States generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and each fairly presented at the time they were filed, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which are not expected to be material, individually or in the aggregate). The balance sheet of the Company contained in the Company SEC Reports as of March 31, 2003 is hereinafter referred to as the "Company Balance Sheet".

          (c) The Company has heretofore furnished to Investor a complete and correct copy of any effective amendments or modifications (which have not yet been filed with the SEC but which are required to be filed) to agreements, documents or other instruments which

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previously had been filed by the Company with the SEC pursuant to the Securities
Act or the Exchange Act.

     2.11 Absence of Certain Changes or Events. Except as disclosed in the Filed Company SEC Documents or in Section 2.11 of the Disclosure Schedules, or actions expressly contemplated by this Agreement, from the date of the Company Balance Sheet, the Company and the Company Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and during such period there has not been:

          (a) any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Company;

          (b) any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company or the Company Subsidiaries or any repurchase or redemption for value by the Company or by any of the Company Subsidiaries of any of their capital stock;

          (c) any split, combination or reclassification of any Company capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company capital stock;

          (d) any issuance by the Company or any Company Subsidiary of any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities, except for the issuance of any shares of Company common stock pursuant to the exercise of any stock options or the exercise of Company warrants;

          (e) any termination of employment or departure of any officer or regional vice president of the Company or of any of the Company Subsidiaries;

          (f) any entry by the Company or any of the Company Subsidiaries into any commitment or transaction material to the Company and the Company Subsidiaries, taken as a whole;

          (g) any material revaluation by the Company of any material asset (including any writing down of the value of goodwill or inventory or writing off of notes or accounts receivable);

          (h) any change in accounting methods, principles or practices by the Company or any of the Company Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in U.S. GAAP; and

          (i) any agreement by the Company or any Company Subsidiary to take any of the actions described in paragraphs (a) through (h) above.

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     2.12 Absence of Litigation. Except as specifically disclosed in the Filed
Company SEC Documents or in Section 2.12 of the Disclosure Schedules, (a) there is no litigation, suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of the Company, overtly threatened against the Company or any of the Company Subsidiaries, or any property or asset of the Company or any of the Company Subsidiaries, before any court, arbitrator or Governmental Entity, domestic or foreign, that, individually or in the aggregate, would have or would reasonably be expected to have a material adverse effect, nor (b) is there any judgment outstanding against the Company or any of the Company Subsidiaries that has had or would reasonably be expected to have a material adverse effect.

     2.13 Material Contracts. Section 2.13 of the Disclosure Schedules contains a list of the following types of contracts and agreements (including all amendments thereto) to which the Company or any of the Company Subsidiaries is currently a party, other than those contracts and agreements listed as exhibits in the Company's Form 10-K for the fiscal year ended June 30, 2002, as amended by Amendment No. 1 on Form 10-K/A (such contracts, agreements and arrangements as are required to be set forth in Section 2.13 of the Disclosure Schedules, together with all contracts, agreements and arrangements of the Company or any of the Company Subsidiaries required to be set forth in Section 2.13 of the Disclosure Schedules or listed or required to be listed as exhibits in the Company's Form 10-K for the fiscal year ended June 30, 2002, being the "Company Material Contracts"):

          (a) all employment, consulting, severance, termination or indemnification agreements between the Company or any of the Company Subsidiaries and any director, officer or regional vice president of the Company or any of the Company Subsidiaries;

          (b) all contracts, credit agreements, indentures and other similar agreements evidencing outstanding or currently available indebtedness, including guaranties, of more than $500,000 individually to unaffiliated third parties;

          (c) all agreements under which the Company or any of the Company Subsidiaries has advanced or loaned any funds in excess of $100,000 individually other than to the Company or any wholly-owned subsidiary of the Company;

          (d)  all joint venture or other similar material agreements;

          (e) all real property lease agreements with annual lease payments in excess of $200,000 (exclusive of common area maintenance fees and taxes) individually and all other lease agreements with annual lease payments in excess of $200,000 individually;

          (f) agreements that are currently in effect under which the Company or any of the Company Subsidiaries has granted any person or entity registration rights (including demand and piggy-back registration rights), preemptive rights, redemption rights, subscription rights, rights of first refusal, purchase options or call options with respect to the capital stock of the Company or any of the Company Subsidiaries;

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          (g)  all written or material oral contracts and agreements with affiliates of the Company or any of the Company Subsidiaries.

Except as set forth in Section 2.13 of the Disclosure Schedules, or as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect, (i) each Company Material Contract is a legal, valid and binding agreement enforceable against the Company or any Company Subsidiary that is a party thereto and, to the Company's knowledge, the other parties thereto, in accordance with its terms; (ii) neither the Company or any of the Company Subsidiaries is in violation or default, or has received notice that it is in violation or default, under any Company Material Contract and (iii) to the Company's knowledge no other party is in default under any Company Material Contract. The Company has provided the Investors with, or made available to the Investors, copies of all Company Material Contracts.

     2.14 Management History. Except as set forth in Schedule 2.14 of the Disclosure Schedules, to the Company's knowledge, during the past five years, no director or executive officer of the Company has been (a) convicted of any criminal offense (excluding traffic violations and other minor offenses), or (b) has been the subject of a bankruptcy or similar insolvency proceeding, or (c) has been a general partner or executive officer of a business entity which has filed a petition under federal bankruptcy or any state insolvency laws, or had a receiver or similar officer appointed by a court to administer the business or property of such entity while such person was a general partner or executive officer of such entity at or within two (2) years before the time of such filing.

     2.15 Company Affiliates and Subsidiaries. Section 2.15 of the Disclosure Schedules lists each majority-owned subsidiary of the Company (each, a "Company Subsidiary") and its jurisdiction of organization. Except as set forth on
Section 2.15 of the Disclosure Schedule, the Company has no equity investment or other interest in, nor has the Company made advances or loans to, any corporation, association, partnership, joint venture or other entity. Each Company Subsidiary listed on Section 2.15 of the Disclosure Schedule, has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate power and authority to own and operate its properties, to lease the properties it operates as lessee and to conduct the business in which it is engaged. Except as set forth on Section 2.15 of the Disclosure Schedules, each Company Subsidiary is duly qualified to transact business and is in good standing under the laws of the jurisdiction in which the conduct of its business or the nature of its properties requires such qualification except where the failure to be so qualified or in good standing would not reasonably be expected to have a material adverse effect. All of the issued and outstanding stock (or equivalent thereof) of each wholly-owned subsidiary of the Company has been duly authorized and validly issued, is fully paid and non-assessable. All of the issued and outstanding stock held by the Company in any Company Subsidiary is owned by the Company free and clear of any Encumbrances. There are no rights, options or warrants outstanding or other agreements to acquire shares of stock (or equivalent interests) of any wholly-owned subsidiary of the Company or of the shares of Company Subsidiary stock owned by the Company.

     2.16 Investment Company Act. Neither the Company nor any Company Subsidiary is, and, after giving effect to the consummation of the transactions contemplated hereby and by the Related Agreements, will be, an "investment company", or an entity "controlled by" and

"investment company", as such term is defined in the Investment Company Act of 1940, as amended.

     2.17 Environmental Legal Compliance. Except as described in Section 2.17 of the Disclosure Schedules: (a) neither the Company or any Company Subsidiary is in violation of any applicable Environmental Law, which violation would have a material adverse effect on the Company or its business or prospects, and (b) neither the Company or any Company Subsidiary has received notice of any action, suit, proceeding or investigation which calls into question compliance by the Company or any Company Subsidiary with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Material. As used in this Agreement, the term "Environmental Law" shall mean, collectively, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section9601 et seq. ("CERCLA"); the Solid Waste Disposal Act, as amended, 42 U.S.C. Section6901 et seq.("SWDA") including the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section6901 et seq. ("RCRA"); the Clean Water Act, as amended, 42 U.S.C. Section1251 et seq.("CWA"); the Clean Air Act, as amended, 42 U.S.C. Section7401 et seq.; any "superfund" or "superlien" law; and any other applicable law regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, and the term "Hazardous Material" shall mean and include any hazardous, toxic or dangerous waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law.

     2.18 Employee Benefit Matters. There is no existing single employer plan defined in Section 4021(a) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") as to which the Company or any Company Subsidiary is, or immediately after the Closing will be, an "employer" or a "substantial employer" as defined in Sections 3(5) and 4001(a)(2) of ERISA, respectively.
Section 2.18 of the Disclosure Schedules along with the Filed Company SEC Documents lists each plan described in Section 4021(a) of ERISA, as to which the Company or any Company Subsidiary has assumed any liability or will be liable to make contributions or for the payment of benefits. The Company has made available to the Investors true and complete copies of each of the plans listed on Section 2.18 of the Disclosure Schedules and any such plan set forth in the Filed Company SEC Documents. To the knowledge of the Company, there have been no "reportable events" as set forth in Section 4043(b) of ERISA with respect to any such plan, and no termination of any such plan since the effective date of ERISA which could result in any tax penalty or liability being imposed upon the Company or any Company Subsidiary. Neither the Company or any Company Subsidiary has participated in, and the execution and delivery of this Agreement by the Company will not involve, any "prohibited transaction" (as defined in Section 4975 of the Internal Revenue Code of 1986, as amended) that could subject the Company or any Company Subsidiary to any tax or penalty imposed by Section 4975 of the Internal Revenue Code of 1986, as amended. To the knowledge of the Company, no predecessor in interest to the Company or any Company Subsidiary has participated in any "prohibited transaction" (as defined in Section 4975 of the Internal Revenue Code of 1986, as amended) that could subject the Company or any Company Subsidiary to any tax or penalty imposed by Section 4975 of the Internal Revenue Code of 1986, as amended. Since the effective date of ERISA, neither the Company or any Company Subsidiary, nor, to the knowledge of the Company, any predecessor in interest to the Company or any Company Subsidiary, has incurred any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA, to which the Company or any Company Subsidiary could be subject or for which it might be liable. Neither the Company or any Company Subsidiary is, and immediately after the Closing will be, a party to, and none of the operations of the Company or any Company Subsidiary is, or after the Closing will be, covered by, a "multiemployer plan", as defined in Section 3(37) of ERISA.

     2.19 Employees. To the knowledge of the Company, except as set forth on
Section 2.19 of the Disclosure Schedules, no officer or regional vice president has advised the Company or any Company Subsidiary (orally or in writing) that he or she intends to terminate employment with the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has experienced any labor disputes or work stoppages due to labor disagreements. Neither the Company nor any Company Subsidiary is, or has ever been, a party to any collective bargaining agreements and, to the knowledge of the Company, neither the Company or any Company Subsidiary has been the subject of any organizational activity.

     2.20 Transactions with Affiliates. Except as set forth in the Filed Company SEC Documents, since the date of the Company's last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section
2.20 of the Disclosure Schedules identifies each person or entity who is (or who may be deemed to be) an "affiliate" (as the term is used in Rule 144 under the Securities Act), of the Company as of the date of this Agreement.

     2.21 Insurance. The Company and the Company Subsidiaries maintain with insurers having an A.M. Best rating of "A" or better, insurance in such amounts (subject to reasonable deductibles), and of such a character as is usually maintained by reasonably prudent managers of companies engaged in the same or similar business. All policies of insurance, held by the Company and the Company Subsidiaries, are in full force and effect in accordance with their terms. Neither the Company nor any of the Company Subsidiaries is in default in any material respect under any provisions of any such policy of insurance and neither the Company nor any Company Subsidiary has received notice of cancellation of any such insurance policy.

     2.22 Compliance with Laws; Regulatory Approvals. Except as disclosed in the Filed Company SEC Documents and except for matters which in the aggregate would not have a material adverse effect the operations of the Company and the Company Subsidiaries have been conducted in compliance with all applicable laws. Neither the Company nor any Company Subsidiary has received written notice of any material violation (or of any investigation, inspection, audit, or other proceeding by any Governmental Entity involving allegations of any violation) of any law, nor has the Company received written notice that it is in material default with respect to any law. Except for matters which, in the aggregate, would not have a material adverse effect, (a) all Regulatory Approvals required by the Company and any Company Subsidiary to conduct their respective business as now conducted by them have been obtained and are in full force and effect,
(b) the Company and each Company Subsidiary are in compliance with the terms and requirements of such Regulatory Approvals, and (c) to the knowledge of the Company, no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, a material default by the Company or any Company Subsidiary under any Regulatory Approval. No Regulatory Approvals obtained by the Company or any Company Subsidiary will in any way be affected by, or terminate or lapse by reason of, the transactions contemplated herein, except for such Regulatory Approvals as would not, individually or in the aggregate, have a material adverse effect. As used in this Agreement, "Regulatory Approvals" means any and all certificates, permits, licenses, franchises, concessions, grants, consents, approvals, orders, registrations, authorizations, waivers, variances or clearance from a governmental entity. As used in this Agreement, "Governmental Entity" means the government of any nation, state, city, locality or other political subdivision of any thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any international regulatory body having or asserting any jurisdiction of a person or entity, its business or its property.

     2.23 Intellectual Property. Except as set forth in Schedule 2.23 of the Disclosure Schedule, the Company and the Company Subsidiaries own in all material respects the entire and unencumbered right, title and interest in and to, or possess adequate licenses or other rights to use, all intellectual property, including but not limited to, patents, trademarks, service marks, trade names, copyrights, computer software and know-how used in, or necessary to, the business conducted by the Company or any of the Company Subsidiaries (the "Intellectual Property"). The Company and each Company Subsidiary has performed all acts and have paid all required fees and taxes to maintain all registrations and applications of such Intellectual Property in full force and effect. Except as set forth in Schedule 2.23 of the Disclosure Schedule, neither the Company or any Company Subsidiary has received any notice of infringement of or conflict with (or knows or has known of such infringement of or conflict with) asserted rights of others with respect to the use of the Intellectual Property. To the Company's knowledge, the Company and the Company Subsidiaries do not in the conduct of their business infringe or conflict with any right of any third party.

     2.24 Accounting. The Company and each Company Subsidiary maintains a system of internal accounting controls sufficient to provide reasonable assurances that
(i) transactions are executed in accordance with management's general or specific authorizations, and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability.

     2.25 Consents. Except as set forth on Section 2.25 of the Disclosure Schedule, no consent, approval, exemption or authorization of or designation, declaration or filing with any Governmental Entity on the part of the Company or any Company Subsidiary is necessary or required in connection with the execution, delivery and performance of this Agreement, the offer, sale or issuance of the Series E Preferred Stock, or the consummation of any other transaction contemplated hereby, except such filings as may be required to be made with the Commission, state securities or "blue sky" laws, the Nasdaq Stock Market ("Nasdaq"), and the Delaware Secretary of State. All consents and waivers required from any person, or entity in order to carry out the transactions contemplated hereby under any contract, lease or agreement to which the Company or any Company Subsidiary is a party are set forth on Section 2.25 of the Disclosure Schedule, except those that the failure to make or obtain would not, individually or in the aggregate, be reasonably likely to have a material adverse effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated herein.

     2.26 Offering of Shares. Assuming the accuracy of the representations and warranties of each Investor set forth in Article III hereof, the offer and sale of the Series E Preferred Stock to each Investor is exempt from the registration and prospectus delivery requirements of the Securities Act. Neither the Company nor anyone acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of the Series E Preferred Stock under the Securities Act and the rules and regulations of the SEC thereunder) which would subject the offering, issuance and sale of the Series E Preferred Stock to the registration requirements of the Securities Act.

     2.27 Status of Shares. The Series E Preferred Stock to be issued to each Investor at the Closing (or applicable Subsequent Closing) has been duly authorized by all necessary corporate action on the part of the Company, and when issued in accordance with this Agreement, for the consideration expressed herein, will be validly issued, fully paid and nonassessable and will be free and clear of any mortgage, lien, pledge, encumbrance, security interest, option, order, decree, judgment, condition, or restriction ("Encumbrances") except for restrictions on transfer under applicable federal and state securities laws. The shares of Common Stock issuable upon conversion of the Series E Preferred Stock issued to each Investor at the Closing (or applicable Subsequent Closing) have been duly authorized by all necessary corporate action on the part of the Company and such shares of Common Stock have been validly reserved for issuance, and upon issuance in accordance with the terms of the Certificate, will be validly issued and outstanding, fully paid and nonassessable and will be free and clear of all Encumbrances except for restrictions on transfer under applicable federal and state securities laws.

     2.28 Disclosure. Except for omissions not individually or in the aggregate material, the Company has provided the Investors with all applicable or relevant documents and information that the Investors have requested in writing. True and complete copies of all documents listed in the Schedules to this Agreement have been made available or provided to the Investors. No representation or warranty of the Company in this Agreement, and no document furnished or to be furnished to the Investors pursuant to this Agreement, or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading.

     2.29 Change of Control. No event has occurred during the eighteen (18) months prior to the date hereof nor will the consummation of the transactions set forth herein meet the definition of a "change of control," as such term is defined in the Company's Senior Executive Severance Pay Plan or the Company's Executive Severance Pay Plan (collectively, the "Company Severance Plans").

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF INVESTORS
                   -------------------------------------------

     Each Investor, severally and not jointly, hereby represents and warrants to the Company that:

     3.1 Power and Authority. Such Investor has all requisite corporate, partnership or limited liability company power, as applicable, and authority to enter into this Agreement and the Related Agreements, to purchase the Series E Preferred Stock, and to carry out the provisions of this Agreement and each of the Related Agreements. The authorization, execution and delivery of this Agreement and the Related Agreements by such Investor, to the extent such Investor is a party thereto, and the performance of all of such Investor's obligations hereunder and thereunder has been duly authorized.

     3.2 Enforceability. Each of this Agreement and the Related Agreements has been duly executed and delivered by such Investor, and constitute its valid and legally binding obligations, to the extent such Investor is a party thereto, and shall be enforceable against such Investor in accordance with its respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (c) to the extent the indemnification provisions contained in the Registration Rights Agreement may be limited by applicable federal or state securities laws.

     3.3 Non-Contravention. Neither the execution and delivery of this Agreement and the Related Agreements, nor the consummation by such Investor of its respective obligations hereunder and thereunder, violates or conflicts with any contract, commitment, agreement, understanding or arrangement of any kind to which such Investor is a party or by which such Investor is bound.

     3.4 Purchase Entirely for Own Account. This Agreement is made with such Investor in reliance upon such Investor's representation to the Company, which by such Investor's execution of this Agreement such Investor hereby confirms, that the Series E Preferred Stock to be received by such Investor and the Common Stock issuable upon conversion thereof (collectively, the "Securities") will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and that such Investor will not sell, grant any participation in, or otherwise distribute the same in violation of the Securities Act. By executing this Agreement, such Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or entity or to any third person, with respect to any of the Securities.

     3.5 Investment Experience Such Investor is an investor in securities of emerging growth companies and acknowledges that it can bear the economic risk of its investment in the Series E Preferred Stock indefinitely, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Series E Preferred Stock. Such Investor also represents it has not been organized for the purpose of acquiring the Series E Preferred Stock. Such Investor understands that the Company has no current intention of registering the Series E Preferred Stock or the shares of Common Stock issuable upon conversion, except as set forth in the Rights Agreement.

     3.6 Accredited Investor. Such Investor is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D, as currently in effect.

     3.7 Restricted Securities. Such Investor understands that the Securities it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, such Investor represents that it is familiar with SEC Rule 144, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Such Investor is aware that SEC Rule 144 is not currently available for use by such Investor for immediate resale of any of the Securities to be acquired by such Investor upon consummation of the transactions contemplated herein.

     3.8 Company Information. Each Investor has received and read the Company Balance Sheet and has had an opportunity to discuss the Company's business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company's operations and facilities. Each Investor has also had the opportunity to ask questions of, and receive answers from, the Company and its management regarding the terms and conditions of this investment. Notwithstanding the foregoing, nothing contained, herein shall operate to modify or limit in any respect the representations and warranties of the Company or to relieve it from any obligation to each Investor for a breach thereof.

     3.9 Residence. If the Investor is an individual, then the Investor resides in the state or province identified in the address of the Investor set forth on Schedule A and represents that all communications with respect to the offer and issuance of the Series E Preferred Stock have been made in such state or province; if the Investor is a partnership, corporation, limited liability company or other entity, the office or offices of the Investor in which its investment decision was made is located at the address or addresses of the Investor set forth on Schedule A.

                                   ARTICLE IV
                         COVENANTS AND OTHER AGREEMENTS
                         ------------------------------

     4.1  Transfer of Shares.

          (a) Restrictions. The restrictions on the sale or transfer of the Series E Preferred Stock shall cease to apply, provided that the Company has received appropriate documentation evidencing the applicable exemption from registration, (i) upon any sale of such shares to the public under a registration statement or exemption therefrom pursuant to Section 4(l) of the Securities Act or SEC Rule 144 under the Securities Act (provided that evidence reasonably satisfactory to the Company that all of the requirements of SEC Rule 144 have been satisfied has been furnished to the Company), or (ii) at such time as such shares become eligible for sale under Rule 144(k) under the Securities Act.

          (b) Legends. Each certificate representing shares of Series E Preferred Stock shall bear a legend substantially in the following form:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SECURITIES ARE REGISTERED UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED."

     4.2 Information Rights. Provided that the Investors are bound by a written agreement satisfactory to the Company, to hold all non-public information furnished to them in confidence and not disclose such information to any individual or entity (other than legal counsel, accountants and/or financial advisers) or use such information for any purpose other than in connection with their purchase of the Series E Preferred Stock, and for so long as all Investors hold, in the aggregate, at least 50% of the shares of Series E Preferred Stock originally issued, the Company shall deliver to Camden the following information:

          (a) as soon as available and in any event within 75 days after the end of each fiscal year of the Company (or such shorter period as may be prescribed by law or regulation with respect to annual filings on Form 10-K), a copy of the audited balance sheet of the Company as of the end of such fiscal year and the related audited statements of income and cash flows for the fiscal year, all prepared in reasonable detail, and certified by independent certified public accountants of recognized national standing as presenting fairly in all material respects the financial position of the Company and approved by the Board of Directors of the Company, including footnotes and setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, subject to the applicable requirements of GAAP and accompanied by the management letter of such independent certified public accountant;

          (b) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Company (or such shorter period as may be prescribed by law or regulation with respect to quarterly filings on Form 10-Q) (other than the last quarter of each fiscal year), a copy of the unaudited balance sheet of the Company as of the end of the quarter and the related unaudited statements of income and cash flows of the Company for the periods commencing at the end of the previous quarter and ending at the end of the quarter and commencing at the beginning of the fiscal year and ending at the end of the quarter, in each case setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, and accompanied by a narrative management discussion and analysis of the operating results and financial condition and any management letter delivered to the Company by the independent certified public accountant with respect to such financial statements;

          (c) as soon as practicable and in any event within 20 days after the end of each calendar month, a consolidated balance sheet of the Company, and the related consolidated statements of income, stockholders' equity and cash flows, unaudited but prepared in accordance with U.S. GAAP, such consolidated balance sheet to be as of the end of such month and such consolidated statements of income, stockholders' equity and cash flows to be for such month and for the period from the beginning of the fiscal year to the end of such month and in each case setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year;

          (d) promptly, after the approval by the Company's Board of Directors, the budget and business plan for the following fiscal year, prepared on a monthly basis, including balance sheets and sources and applications of funds, and statements for such months; and

          (e) promptly, notices of all filings of and updates to any material litigation to which the Company is a party.

     4.3 Notice of Default. The Company shall notify Camden of any events of default with respect to any material agreement of the Company.

     4.4 Election of Directors. As of the Closing, the number of directors of the Company shall be fixed by the Board of Directors of the Company at no less than eight (8) and no more than nine (9). For so long as the Investors continue to hold at least 50% of the shares of Series E Preferred Stock originally issued, the holders of a majority of the outstanding Series E Preferred Stock shall have the right to elect one (1) non-classified director of the Company, who shall initially be David Warnock. The director appointed by the Investors shall be deemed by the Company and the Board to be an "Approved Director," as that term is defined in the Company's Severance Plans.

     4.5 CEO Search Committee. Simultaneous with the Closing, and his appointment to the Company's Board of Directors, David Warnock will be added to the search committee for a new Chief Executive Officer for the Company.

     4.6  Pre-Emptive Rights.

          (a) Except for Excluded Securities (as that term is defined in Section 4.6(e)), the Company shall not issue any equity securities, including, without limitation, any warrants or options or other securities convertible into shares of Common Stock, unless the Company shall have first offered to sell to each Qualified Investor (as that term is hereinafter defined) each such Qualified Investor's Proportionate Percentage (as that term is defined in Section 4.6(f)) of such equity securities (the "Offered Securities") at a price and on such other terms as shall have been specified by the Company in a writing delivered to each such Qualified Investor (the "Rights Offer"), which Rights Offer by its terms shall remain open and irrevocable for a period of thirty (30) days from the date the Rights Offer is delivered by the Company to each Qualified Investor (such period being hereinafter referred to as the "Offer Period"). As used herein, the term "Qualified Investor" shall mean any Investor who is then holding at least 500,000 shares of Series E Preferred Stock (as adjusted for splits, consolidations and the like).

          (b) Notice of any Qualified Investor's intention to accept a Rights Offer made pursuant to Section 4.6(a) shall be evidenced by a writing signed by such Qualified Investor and delivered to the Company prior to the end of the Offer Period, setting forth such portion of the

Offered Securities which such Investor elects to purchase (the "Notice of Acceptance"). At the closing of the transactions contemplated by the Rights Offer, such Qualified Investor shall pay to the Company the entire purchase price for the Offered Securities elected to be purchased by such Qualified Investor against delivery of the certificate evidencing such purchased Offered Securities.

          (c) In the event that a Notice of Acceptance is not given by each Qualified Investor in respect of all the Offered Securities, the Company shall have 120 days from the expiration of the Offer Period to sell all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by any Qualified Investor (the "Refused Securities") to any other persons or entities, in all material respect on terms and conditions, including, without limitation, price, which are not more favorable to such other persons or entities or less favorable to the Company than those set forth in the Rights Offer.

          (d) Any Offered Securities not purchased by the Qualified Investors or other persons or entities in accordance with Sections 4.6 (b) and (c) may not be sold or otherwise disposed of until they are again offered to the Qualified Investors under the procedures specified in this Section 4.6.

          (e) The rights of the Qualified Investors under Sections 4.6(a) through (d) shall not apply to the following securities (collectively, the "Excluded Securities"):

               (i) shares of Common Stock issuable upon conversion of the Series E Convertible Preferred Stock, Series D Convertible Preferred Stock, the Series C Convertible Preferred Stock or the Series A Convertible Preferred Stock;

               (ii) shares of Common Stock, warrants, options and other rights to purchase shares of Common Stock and securities convertible into shares of Common Stock, issued to officers, directors and employees of, and consultants to, the Company as compensation for bona fide services provided or to be provided to the Company by such persons and approved by the Board of Directors or the Compensation Committee, as the case may be;

               (iii) shares of Common Stock issuable upon exercise of warrants, options, notes or other rights to acquire securities of the Company issued on or outstanding on the original issue date of the Series E Convertible Preferred Stock;

               (iv) shares of Common Stock issued after the original issue date of the Series E Convertible Preferred Stock as a stock dividend or upon any subdivision or combination of shares of Common Stock or Preferred Stock for which adjustment is made in accordance with Sections 8(c) or 8(d) of the Certificate;

               (v) shares of Common Stock issued after the original issue date of the Series E Convertible Preferred Stock in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, approved by the Board of Directors of the Company;

               (vi) shares of Common Stock issued after the original issue date of the Series E Convertible Preferred Stock in connection with a firm commitment underwritten public offering; and

               (vii) shares of Common Stock that are issued after the original issue date of the Series E Convertible Preferred Stock to financial institutions or lessors in connection with commercial credit transactions, equipment financing, lease line, bank financing or other similar arrangement and that is not intended to serve as an equity financing for the Company and is approved by the Company's Board of Directors.

          (f) For purposes of this Section 4.6, "Proportionate Percentage" shall mean, as to each Qualified Investor, that percentage figure as of the date of the Rights Offer which expresses the ratio which (i) the number of shares of outstanding Common Stock then owned by such Qualified Investor (assuming the exercise of all outstanding option and warrants, and the conversion of all outstanding convertible securities then owned by such Qualified Investor), bears to (ii) all of the issued and outstanding shares of Common Stock.

     4.7 Insurance. The Company will maintain directors' and officers' insurance and insurance covering its properties and businesses of such types, and at such levels, as are maintained by the Company as of the date hereof.

                                    ARTICLE V
                              CONDITIONS TO CLOSING
                              ---------------------

     5.1 Conditions of Investors' Obligations at Closing and each Subsequent Closing. The obligations of each Investor and each Subsequent Investor under this Agreement are subject to the fulfillment on or before the Closing (or applicable Subsequent Closing) (unless otherwise waived by such Investor) of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company contained in Article II shall be true in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, with the exception of representations and warranties that speak of a particular date, which shall be true and correct as of that date.

          (b) Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

          (c) Compliance Certificate. The Chief Executive Officer of the Company shall deliver to the Investors at the Closing a certificate on behalf of the Company stating that the conditions specified in Sections 5.1(a) and 5.1(b) have been fulfilled.

          (d) Opinion of Company Counsel. Each Investor shall have received from Morgan, Lewis & Bockius LLP an opinion, dated as of the Closing, to the effect and substantially in the form attached hereto as Exhibit "C."

          (e) Registration Rights Agreement. The Company and the Investors shall have entered into the Registration Rights Agreement, a copy of which is attached hereto as Exhibit "D" (the "Rights Agreement").

          (f) Management Rights Letter. The Company and Camden shall have entered into the Management Rights Letter, a copy of which is attached hereto as Exhibit "E" (the "Rights Letter").

          (g) Certificate. The Certificate shall have been accepted for filing with the Secretary of State of the State of Delaware.

          (h) Consents. The Company shall have received on or prior to the Closing Date all consents, authorizations and approvals of governmental, and private parties which are required to be obtained in order to consummate the transactions contemplated hereby on or prior to the Closing Date, as indicated on Section 2.27 of the Disclosure Schedule.

          (i) Board of Directors. The Company shall have fixed the membership of the Board of Directors at eight (8) members.

          (j) Legal Proceedings. No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently settled, dismissed or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Agreement other than an action or proceeding instituted or threatened by an Investor.

          (k) Shareholder Rights' Plan. The Company shall have amended the Company Rights Agreement to allow the Investors to acquire all securities issuable pursuant to this Agreement and the Certificate.

     5.2 Conditions of the Company's Obligations at Closing. The obligations of the Company under this Agreement are subject to the fulfillment on or before the Closing (or the applicable Subsequent Closing) (unless otherwise waived by the Company) of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Investors contained in Article III shall be true in all respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except for representations made as of a particular date which shall be true and correct as of that date.

          (b) Payment of Purchase Price. Each Investor shall have delivered the purchase price specified in Schedule A for the respective number of shares of the Series E Preferred Stock purchased hereunder

          (c) Performance. Each Investor shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

          (d) Registration Rights Agreement. The Company and the Investors shall have entered into the Rights Agreement.

          (e) Management Rights Letter. The Company and the Investors shall each have entered into the Rights Letter.

          (f) Certificate. The Certificate shall have been accepted for filing with the Secretary of State of the State of Delaware.

                                   ARTICLE VI
                                  MISCELLANEOUS
                                  -------------

     6.1 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the Company and the holders of a majority of the Series E Preferred Stock. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     6.2 Governing Law. The construction, validity and interpretation of this Agreement will be governed by the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     6.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     6.5  Notices.

          (a) All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the Company at 1615 West Chester Pike, West Chester, PA 19382 (Fax: (484) 947-2003) or, in the case of an Investor, beneath such party's name on Schedule A hereto (or at such other address for a party as shall be specified by like notice) with a copy to, which copy shall not constitute notice, Hogan & Hartson L.L.P., 111 South Calvert Street, Suite 1600, Baltimore, Maryland 21202, Attn: Thene M. Martin.

          (b) Notice given by facsimile shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices by facsimile shall be confirmed promptly after transmission in writing by certified mail, commercial delivery service or personal delivery. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

     6.6 Finder's Fee. Each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. Each Investor agrees to indemnify and to hold harmless the Company and the other Investors from any liability for any commission or compensation (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees, agents or representatives is responsible. The Company agrees to indemnify and hold harmless the Investors from any liability for any commission or compensation (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its employees, consultants, agents or representatives is responsible.

     6.7 Expenses. In the event the Closing is effected, the Company shall pay the reasonable and documented legal costs and expenses incurred by Hogan & Hartson, counsel to the Investors, in connection with this transaction within five (5) days of Closing; provided, however, such reasonable and documented legal costs and expenses shall be capped at $25,000 in the aggregate.

     6.8 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Camden; provided, however, that no consent of Camden shall be required for the amendment of signature pages or Schedule A hereto to reflect Subsequent Investors satisfactory to both the Company and Camden. Any amendment or waiver effected in accordance with this
Section 6.8 shall be binding upon each holder of any shares of Series E Preferred Stock purchased under this Agreement at the time outstanding (including securities into which such shares of Series E Preferred Stock are convertible), each future holder of any shares of Series E Preferred Stock, and the Company.

     6.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     6.10 Entire Agreement. This Agreement, the Disclosure Schedules and Exhibits hereto and the documents referred to herein constitute the entire agreement among the parties and supersede all prior and/or contemporaneous agreements regarding the subject matter hereof.

                           COUNTERPART SIGNATURE PAGE
                           --------------------------

     IN WITNESS WHEREOF, the parties hereto have executed this Series E Convertible Preferred Stock Purchase Agreement as of the day and year first above written.


                                        COMPANY:

                                        NOBEL LEARNING COMMUNITIES, INC.


                                        By: /s/ John R. Frock
                                           -------------------------------------
                                                Name: John R. Frock
                                                Title: Vice Chairman


                                        INVESTORS:

                                        CAMDEN PARTNERS STRATEGIC FUND II-A,
                                        L.P.

                                        By: Camden Partners Strategic II, LLC,
                                            its general partner


                                        By: /s/ David L. Warnock
                                            ------------------------------------
                                                Name: David L. Warnock
                                                Title: Managing Member


                                        CAMDEN PARTNERS STRATEGIC FUND II-B,
                                        L.P.

                                        By: Camden Partners Strategic II, LLC,
                                            its general partner


                                        By: /s/ David L. Warnock
                                            ------------------------------------
                                                Name: David L. Warnock
                                                Title: Managing Member

                           COUNTERPART SIGNATURE PAGE
                           --------------------------

     IN WITNESS WHEREOF, the parties hereto have executed this Series E Convertible Preferred Stock Purchase Agreement as of the day and year first above written.


                                        SUBSEQUENT INVESTOR:

                                        IF INDIVIDUAL:


                                        ----------------------------------------
                                        Print Name:


                                        IF ENTITY:


                                        ----------------------------------------
                                        [Print Name of Entity Above]


                                        By:
                                            ------------------------------------
                                                Name:
                                                Title:

                                   SCHEDULE A

                                LIST OF INVESTORS
                                -----------------

             NAME AND ADDRESS                 NO. OF SHARES      PURCHASE PRICE
-----------------------------------------   -----------------   ----------------

Camden Partners Strategic Fund II-A, L.P.
c/o Camden Partners Holdings, LLC
One South Street, Suite 2150                        1,258,667   $      5,664,000
Baltimore, MD 21202
Attn: David Warnock
FAX:  (410) 895-3805

Camden Partners Strategic Fund II-B, L.P.
c/o Camden Partners Holdings, LLC
One South Street, Suite 2150                           74,666   $        336,000
Baltimore, MD 21202
Attn: David Warnock
FAX:  (410) 895-3805

TOTAL:                                              1,333,333   $      6,000,000
-----

                                  Exhibit A

            Certificate of Designation of Series F Preferred Stock

          (Filed as Exhibit 3.6 to this Annual Report on Form 10-K)

                                    Exhibit B

                              Disclosure Schedules

    (The schedules to this agreement will be furnished supplementally by the Registrant to the Securities and Exchange Commission upon request.)

                                    Exhibit C

                              Form of Legal Opinion

         1. Based solely on a certificate of the Secretary of State of the State of Delaware dated August 28, 2003, the Corporation is validly existing as a corporation in good standing under the laws of the State of Delaware. The Corporation has the requisite corporate power and authority to own the properties and to conduct business described or so owned and operated in the Corporation's Annual Report on Form 10-K for the year ended June 30, 2002. The Corporation has all requisite corporate power and authority to execute, deliver and perform its obligations under each of the Transaction Documents.

         2. The execution, delivery and performance of the Transaction Documents by the Corporation have been duly authorized by all necessary corporate action; the Corporation has duly executed and delivered each of the Transaction Documents; and each of the Transaction Documents is a legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, except as limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and except as the right to indemnification set forth in the Rights Agreement may be limited by public policy or applicable federal or state securities laws.

         3. The issuance, sale and delivery of the Series F Shares and the issuance and delivery of the Common Stock of the Corporation, par value $0.001 per share, upon conversion of the Series F Shares pursuant to the Certificate of Designation (the "Conversion Shares"), have been duly authorized by all necessary corporate action, and upon receipt by the Corporation of the purchase price as provided in the Purchase Agreement, the Series F Shares are, and the Conversion Shares, when issued upon the conversion of the Series F Shares pursuant to the Certificate of Designation, will be, validly issued, fully paid and non-assessable. Sufficient authorized but unissued shares of Common Stock of the Corporation have been reserved by appropriate corporate action in connection with the prospective conversion of the Series F Shares at the current conversion price set forth in the Certificate of Designation. To our knowledge, the issuance of the Series F Shares, and the issuance of the Conversion Shares upon conversion of the Series F Shares pursuant to the Certificate of Designation, are not subject to any preemptive rights or any right of first refusal or other similar rights granted by the Corporation as of or prior to the date hereof, other than the preemptive rights held by the holders of the Corporation's Series E Convertible Preferred Stock pursuant to Section 4.6 of the Series E Convertible Preferred Stock Purchase Agreement, dated June 17, 2003, by and among the Corporation, Camden Partners Strategic Fund II-A, L.P. and Camden Partners Strategic Fund II-B, L.P.

         4. The execution and delivery by the Corporation of, and the performance by the Corporation of its obligations under, each of the Transaction Documents, and the issuance, sale and delivery of the Series F Shares pursuant thereto, do not and will not, with or without the passage of time or the giving of notice, violate or constitute a default or breach, or cause the imposition of any lien upon any property or asset of the Corporation, under (a) the Corporation's Certificate of Incorporation or Bylaws, as the same have been amended and supplemented as of the date hereof, (b) any law, rule or regulation that, based on our knowledge, is normally applicable to transactions of the type contemplated by the Transaction Documents, (c) any order, writ, judgment or decree of any court or governmental authority known by us to be applicable to the Corporation or its property, or (d) any agreement listed on Exhibit "B" attached hereto (collectively, the "Material Agreements").

         5. The Corporation has a total authorized capital stock consisting of
(a) 20,000,000 shares of Common Stock, $0.001 par value per share, and (b) 10,000,000 shares of Preferred Stock, $0.001 par value per share, of which 2,500,000 shares have been designated as Series A Convertible Preferred Stock, 120,000 shares have been designated as Series A Junior Preferred Stock, 2,500,000 shares have been designated as Series C Convertible Preferred Stock, 1,063,830 have been designated as Series D Convertible Preferred Stock, 1,944,445 shares have been designated as Series E Convertible Preferred Stock and 800,000 shares have been designated as Series F Convertible Preferred Stock. Based solely upon (y) our review of the records of the Corporation presented to us, and (z) our review of a certificate from the Chief Executive Officer of the Corporation as to such matters, the outstanding shares of capital stock of the Corporation are as set forth in the Purchase Agreement and the schedules attached thereto, and to our knowledge there are no outstanding securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, shares of capital stock of the Corporation except as described in the Purchase Agreement or the schedules attached thereto.

         6. No authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body, which has not been obtained or made, is required for the execution and delivery by the Corporation of, and the performance by the Corporation of its obligations under, the Transaction Documents, the issuance, sale and delivery of the Series F Shares, and the issuance of the Conversion Shares upon conversion of the Series F Shares pursuant to the Certificate of Designation (except for post-closing filings as may be required by federal securities laws).

                                    Exhibit D

                          Registration Rights Agreement

           (Filed as Exhibit 10.46 to this Annual Report on Form 10-K)

                                   Exhibit E

                          Management Rights Letter

           (Filed as Exhibit 10.45 to this Annual Report on Form 10-K)